Exhibit 10.18

Grain Food Purchasing Agency Agreement

Agreement No. [see attached schedule]

Party A: Fujian Grand Farm Foods Development Co., Ltd.

Party B: Panjin Jiahong Industrial Co., Ltd.

In order to utilize Party B’s scale of grain purchasing to minimize cost and increase economic returns, Party A and Party B, after due consultation, hereby enter into the following agreement to facilitate the meeting of their mutual obligations with respect to grain food purchasing by agency:

I.	Agreement

1.	Party A hereby appoints Party B as purchasing agent for the grain harvested in [see attached schedule] in Panjin Region of Liaoning Province.

2.	Party B shall purchase grain with the following specifications: roughness ≥77%, milling ≥60%, impurities ≤1%, water content ≤14.5%.

2.
Party B warrants that the price of the grain purchased as purchasing agent of Party A shall not be lower than the lowest purchasing price set by the State. Party A has the right to monitor the purchase.

3.	Party B shall act as the purchasing agent of Party A from [see attached schedule] to [see attached schedule].

4.	Party B shall purchase grain of no less than [see attached schedule] metric tons, and no more than [see attached schedule] metric tons.

5.	Fee as purchasing agent shall be RMB 20 per metric ton

6.	Party A’s purchase price shall be based on actual quantity of grain purchased and the purchase price that Party B paid.

II.	Rights and Duties of the Parties.

1.	Party A’s Rights and Obligations

a.	Party A shall accept grain that satisfies inspection and pay the purchase price as required under this Agreement.

b.	Party A shall pay Party B’s agency fee as required under this Agreement.

c.	Party A shall not engage in fraud or deceitful act.

d.
Party A has the right to monitor and confirm Party B’s purchase price, and has the right to require Party B to adjust any price deemed inappropriate. In the event that the parties cannot resolve any dispute regarding purchase price, Party A has the right to change to another purchasing agent and seek damages from Party B.

2.	Party B’s Rights and Obligations

a.	Party B hereby accepts Party A’s request and agrees to act as Party A’s purchasing agent.

b.	Party B is obligated to permit Party A’s inspection of the grain purchased.

c.	Party B is responsible for any procedure required for the inspection, storage and shipping of the grain.

d.	Party B is responsible for any dispute or claim arising from the purchasing and shipping of the grain.

III.	To ensure the safety of Party A’s funds, Party B hereby appoints Zhiqi Yu as its agent. All of Party A’s orders and funds shall be transacted through Mr. Yu and his personal bank account.

IV.	Breach of Agreement

1.	Party A shall compensate Party B for its loss resulting from late payment of purchase price or fee.

2.	Party B shall compensate Party A for its loss resulting from quality issues relating to the grain that are caused by Party B.

V.	The parties may enter into a separate agreement for purchase in large quantity or for specialty grain, based on the principles of this agreement.

Party A: Fujian Grand Farm Foods Development Co., Ltd. [seal]

Party B: Panjin Jiahong Industrial Co., Ltd. [seal]

Execution Date: [see attached schedule]

Place of Execution: Panjin Liaoning

Schedule to Grain Food Purchasing Agency Agreement
(per Instruction 2 of Item 601 of Regulation S-K)

Agreement No.	Harvest Year	Term of Agency Appointment	Quantity of Rice (mt)	Agreement Execution Date
TXJH091012	2009	1-1-2010 to 12-31-2010	no less than 10,000 mt, and no more than 15,000 mt	10-12-2009
TXJH10122301	2010	1-1-2011 to 12-31-2011	No less than 20,000 mt, and no more than 30,000 mt	12-23-2010